TERM SHEET

This Term Sheet (this "Term Sheet") is dated March 13, 2017 (the "Effective Date") and sets forth the principal terms for a transaction (the "Transaction") between NantCell, Inc. ("NantCell"), on the one hand, and Oncotelic Inc. ("Oncotelic"), Autotelic Inc. ("Autotelic") and Vuong Trieu, the majority stockholder of Oncotelic and Autotelic (the "Principal Stockholder"), on the other hand, for an exclusive license for the TGF-b2 inhibitor pharmaceutical product known as Trabedersen (the "Product"), to NantCell and its affiliates in the Combination Therapy Field (as defined below) for the Territory (as defined below). This Term Sheet constitutes a legally binding obligation of each of the parties hereto.

Background:

Autotelic acquired the Product and related assets from Isarna Therapeutics GmbH ("Isarna") pursuant to an Asset Sale and Purchase Agreement dated September 30, 2015 (the "Isarna Purchase Agreement"). Autotelic then assigned and transferred the Purchase Agreement and all assets and liabilities related to the Product, other than patents and patent applications, to its sister-company Oncotelic. Oncotelic and Autotelic, together, own the exclusive ~~world-wide~~ rights to the Product and have the right to grant the License (as defined herein) as contemplated hereby.

USA, Canada, EU, Japan, China, Australia, Taiwan, Korea, S. America, Russia, India,

License:

Oncotelic and Autotelic will grant to NantCell and its affiliates an exclusive license in the Combination Therapy Field for the Territory, with sublicensing rights, to develop, commercialize and manufacture the Product (the "License").

NantCell shall make the following cash payments (all one-time non-refundable payments) in connection with the License:

- $1 million following execution of the License, payable in six monthly installments of $150,000 each and a final monthly installment of $100,000;
- $1 million on confirmation of gmp supply chain production for the Product and dosing of first patient in a Phase I clinical trial;
- $1 million on dosing of first patient in a Phase III clinical trial;
- $1 million on treatment completion for 50% of participants in first Phase III clinical trial;
- $2 million on NDA submission for the Product with the FDA; and
- $5 million on approval of the Product by the FDA.

In addition, NantCell will pay annual royalties, on a country-by-country basis, of three percent (3%) of net sales of the Product. The royalty obligation will terminate at such time as the exploitation of the Product is no longer covered by a valid claim within an issued patent.

- Development: NantCell will incorporate the Product in the Cancer Breakthrough 2020 clinical trial program and be

responsible for all future costs of development and commercialization for the Product in the Combination Therapy Field. (Any obligations under the Isarna Purchase Agreement remain with Autotelic and Oncotelic.)

- Tech transfer: Oncotelic and Autotelic will conduct a technology transfer of all know-how and other intellectual property relevant to the Product, including all data and results of the development programs undertaken by or on behalf of Oncotelic, Autotelic or Isarna to date, as necessary for NantCell to exercise its rights under the License.
- "Territory" means the entire world.
- "Combination Therapy Field" means any combination of therapeutic products incorporating the Product and one or more of the following: exogenous NK cells, endogenous NK cells (e.g., IL15), and dendritic cell activating platforms (adeno and yeast).

Due Diligence:	Oncotelic, Autotelic and the Principal Stockholder will cooperate fully with NantCell and its representatives with respect to NantCell's due diligence investigation of the Product. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the closing of the Transaction is subject to completion of due diligence to the satisfaction of NantCell, including with respect to intellectual property matters, financial matters, scientific, technical and other matters.
Confidentiality:	No party hereto shall disclose the existence and the terms of this Term Sheet to any person other than its officers, employees, directors and professional advisors (provided that any persons receiving the information agree to the confidentiality restrictions contained herein or are otherwise subject to confidentiality obligations) without the written consent of the other party except as required by law.
Definitive Agreements:	NantCell will prepare the definitive agreement for the License. The definitive agreement for the License will contain customary representations and warranties, indemnities and other provisions customary for transactions of this type. The parties agree to work in good faith expeditiously towards finalizing full definitive documentation with respect to the License and otherwise consistent with this Term Sheet (and these definitive agreements, upon their execution, shall supersede in their entirety this Term Sheet) and closing of the Transactions contemplated by this Term Sheet.
Closing:	The closing of the Transaction will occur as promptly as practicable following negotiation and execution of the definitive documents.
Exclusivity:	Oncotelic, Autotelic and the Principal Stockholder each agree that following the Effective Date, Oncotelic, Autotelic and each of their officers, directors, employees and agents shall not solicit, initiate,

encourage, directly or indirectly, or negotiate or accept any offer or proposal or permit due diligence from any person or entity (other than NantCell) that would be inconsistent or conflict with this Term Sheet.

Expenses:	Each party shall be responsible for and bear its own expenses, including reasonable attorneys' fees and expenses, related to the negotiation and execution the definitive agreements for the License
Governing Law:	This Term Sheet shall be governed by the laws of the State of California, without regard to conflict of laws principles.

[Signature Page Follows]

This Term Sheet may only be amended by a document signed by the parties. This Term Sheet may be executed in counterparts, which together will constitute one document. Facsimile and pdf signatures shall have the same legal effect as original signatures.

ONCOTELIC INC.

By: ______________________

Name: VUONG TRIEU

Title: Chairman

AUTOTELIC, INC.

By: ______________________

Name: VUONG TRIEU

Title: CEO

VUONG TRIEU

By: ______________________

Name: Vuong Trieu

NANTCELL, INC.

By: ______________________

Name: Dr Patrick Soon-Shiong

Title: CEO